UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
SPECIALIZED DISCLOSURE REPORT
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Rivian Automotive, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-41042 (Commission file number)

14600 Myford Road Irvine, California 92606 (Address of principal executive offices) (Zip code)

Michael Callahan, Chief Legal Officer - (888)748-4261 (Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
[ ]	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ________.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A Conflict Minerals Report is filed as Exhibit 1.01 and is publicly available online at https://rivian.com/sustainability.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issue Disclosure and Report

Not applicable

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

RIVIAN AUTOMOTIVE, INC.

Date: May 30, 2025	By:	/s/ Michael Callahan
	Name:	Michael Callahan
	Title:	Chief Legal Officer